Exhibit 1.3

NEWBRIDGE SECURITIES CORPORATION

5200 Town Center Circle

Tower 1, Suite 306

Boca Raton, FL 33486

As of October 1, 2015

CONFIDENTIAL

AINA LE’A, INC.

69-201 Waikola Beach Drive #2617

Waikoba, HI 96738

Attention: Robert J. Wessels, President and Chief Executive Officer

Re: Amendment	No 2. to the Placement Agency Agreement

Dear Mr. Wessels:

This Amendment No 2. (this “Amendment 2”) amends, solely to the extent provided herein, the Placement Agency Agreement dated July 8, 2015 (as previously amended by the parties hereto pursuant to Amendment No. 1 (“Amendment 1,” and, together with Amendment 2, collectively, the “Agreement”) by and between Aina Le’a, Inc., a Delaware corporation (the “Company”) and Newbridge Securities Corporation (the “Placement Agent”), pursuant to which the Company engaged the Placement Agent to act as its exclusive placement agent for the proposed registered “best-efforts” public offering (the “Offering”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”). Capitalized terms used herein and not otherwise defined herein have the meetings ascribed to them in the Agreement.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Placement Agent agree as follows:

A.	Section 1(i) of the Agreement is hereby deleted in its entirety and replaced with the following Section 1(i):

“On the basis of the representations, warranties and agreements of the Company herein contained and subject to all the terms and conditions of this Agreement, the Placement Agent agrees to act as the Company’s exclusive placement agent for the Offering, on a best efforts, 1,250,000 Share ($17,187,500) Minimum Amount and a 2,000,000 Share ($27,500,000) Maximum Amount basis. The Company shall pay to the Placement Agent (i) upon execution of this Agreement, a retainer fee (the “Retainer”) in the amount of $25,000 (which $25,000 Retainer to be paid to the Placement Agent shall be made in immediately available funds by wire transfer pursuant to wiring instructions provided to the Company by the Placement Agent), which $25,000 Retainer shall be offset against the Placement Fee (as defined below) payable to the Placement Agent at the Initial Closing (as defined below), and (ii) a fee (the “Placement Fee”) equal to 6.3% of the gross offering proceeds received from the sale of the Shares. In addition, the Company shall reimburse the Placement Agent (or pay in advance at the request of the Placement Agent) for all reasonable expenses incurred (as and when incurred and/or requested) in connection with the Offering, up to, but not exceeding, the aggregate sum of $50,000; provided any expenses of the Placement Agent exceeding $1,000 shall require the prior written consent of the Company. Upon the execution of this Agreement, the Company shall pay directly by wire transfer in immediately available funds pursuant to wiring instructions provided to the Company by legal counsel to the Placement Agent, to Gusrae Kaplan Nusbaum PLLC, the Placement Agent’s legal counsel, an advance against its fee in the amount of $25,000 (the “Advance”); and the balance of its fees, not to exceed an additional $25,000 (plus all of such counsel’s documented costs and expenses not to exceed $3,000) upon the initial closing of the Offering (the “Initial Closing”). In the event the Offering is terminated prior to an Initial Closing, the Retainer, the Advance and any other amounts paid to the Placement Agent and related persons shall be reimbursed to the Company to the extent any portion thereof is not actually incurred in compliance with FINRA Rule 5110(f)(2)(C). The Placement Agent makes no commitment to purchase or to arrange for the purchase of all or any of the Shares. It is understood and agreed that the Placement Agent shall not and is under no obligation to purchase any Shares for its own account and that this Agreement does not create any partnership, joint venture or other similar relationship between the Placement Agent and the Company. The Placement Agent shall not be entitled to any compensation for any subscription that is not accepted or is rejected by the Company.”

B.	Section 1(b) of the Agreement, is hereby deleted in its entirety and replaced with the following Section 1(b):

“In connection with the Offering, the Placement Agent shall form a syndicate of registered broker-dealers to assist with the Offering that shall include such broker-dealers as the Placement Agent shall determine. The Placement Agent shall pay to each member of such syndicate out of the Placement Fee received from the Company a fee (the “Selling Fee”) equal to 70% of the Placement Fee permitted by the Financial Industry Regulatory Authority, Inc. (“FINRA”), subject to each such registered broker/dealer entering into a Selling Agreement with the Placement Agent containing such other standard terms and conditions as the Placement Agent shall determine, but solely resulting from any Shares sold to Investors by any such registered broker/dealer in the Offering. The Placement Agent may negotiate a higher or lower Selling Fee with any registered broker/dealer.”

C.	Except as and to the extent expressly provided in Sections A-B above, all other terms of the Agreement remain in full force and effect and unchanged.

D.	This Amendment 2 can be modified only in a writing signed by the Company and the Placement Agent, and binds and inures to the benefit of the Company, the Placement Agent, and each of their respective and permitted successors and assigns.

E.	This Amendment 2 may be executed in counterparts and by facsimile and/or email transmission.

Very truly yours,
NEWBRIDGE SECURITIES CORPORATION
By:	/s/ Bruce Jordan
	Name:	Bruce Jordan
	Title:	Managing Director – Investment Banking

Accepted and agreed to as of

the date first written above:

AINA LE’A INC.

By:	/s/ Robert J. Wessels
	Name:	Robert J. Wessels
	Title:	Chief Executive Officer

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